Exhibit 99.1

Lumber Liquidators to Hold Virtual 2020 Annual Meeting of Stockholders

RICHMOND, Va., May 8, 2020 /PRNewswire/ -- Lumber Liquidators (NYSE: LL) today announced that, due to public health concerns relating to the COVID-19 pandemic, and to protect the health and well-being of its stockholders, directors and employees, Lumber Liquidators’ 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will now be held virtually at 10:00 a.m. Eastern Time on May 20, 2020. The virtual meeting will provide stockholders the ability to participate, vote their shares and ask questions during the meeting.

As described in the proxy materials for the Annual Meeting previously distributed, stockholders are entitled to participate in the Annual Meeting if they were a stockholder as of the close of business on March 23, 2020, the record date, or hold a legal proxy for the meeting provided by their bank, broker or nominee. To attend and participate in the Annual Meeting, stockholders must register in advance at https://www.viewproxy.com/LumberLiquidators/2020 (the “Meeting Registration Website”) prior to the deadline of 11:59 p.m. Eastern Time on May 17, 2020. Upon completing registration, eligible participants will receive further instructions via e-mail, including unique links that will allow such eligible participants to access the meeting. Eligible participants who have difficulty accessing the virtual meeting or the Meeting Registration Website may call the technical support number provided.

Regardless of whether you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting or by voting during the Annual Meeting by following the instructions available on the Meeting Registration Website. A list of shareholders entitled to vote at the Annual Meeting will be available to shareholders for ten days prior to the Annual Meeting by contacting Lumber Liquidators at ir@lumberliquidators.com and will also be available during the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting. The proxy statement and Annual Report are available on our Investor Relations website at http://investors.lumberliquidators.com/proxy. Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate ownership of stock as of the record date and access the list of stockholders entitled to vote, are available at the Meeting Registration Website.

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring with 419 stores as of December 31, 2019. The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators’ products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•	Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.
•	Corporate giving: LayItForward.LumberLiquidators.com.
•	Follow on social media: Facebook, Instagram and Twitter.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801